POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS, that I, Philip Lay, located at 1438 Green Street - Unit 8C, San Francisco, CA 94109, do hereby nominate, constitute and appoint Michael A. Sosin, Steve MAckewich or Terri Trainor Clark, with offices at One Campus Martius, Detroit, Michigan 48226, my true and lawful attorney in fact, for me and in my name, place and stead to:

Execute my name to any and all documents, forms and reports ("Documents"), whether such Documents are filed with the Securities and Exchange Commission electronically or otherwise, for transactions in the securities of Covisint Corporation.

In addition, I hereby give and grant unto my said attorney in fact, full power and authority to do and perform every act necessary, requisite or proper to be done in and about the premises as fully as I might or could do if I were personally present, with full power of substitution and revocation, hereby ratifying and confirming all that my said attorney shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have here unto set my hand this 14th day of January, 2014.

In presence of

Witness

/s/ Guilheume Ferreira Venasque        /s/ Philip Lay
Signature



I attest that Philip Lay appeared before me on the 14th day of January 2014, and signed and sworn to this Power of Attorney.

Notary Public

/s/ Janaina Bonatto de Lara
Signature